EXHIBIT 10.32

Addendum #2 to the Revolving Line of Credit Agreement

[$128,107.07]	[06/30/2014]

This Addendum to the Revolving Line of Credit Agreement by and between Elite Data Services, Inc., a Florida Corporation (the "BORROWER") and Sarah Myers an Individual ("LENDER") is made and executed as of the date referred to above. An additional principal sum totaling Eight Thousand One Hundred and Seven Dollars Thousand Dollars and 7/100 ($8,107.07) has been added to the Revolving Line of Credit Agreement Promissory Note dated September 1, 2013 (the "LOAN AGREEMENT"), bringing the Loan Agreement to a total sum of One Hundred and Twenty Eight Thousand One Hundred and Seven Dollars and 07/100 ($128,107.07). The default date under the Loan Agreement is December 1, 2014.

This Addendum shall be governed by and construed and enforced in accordance with the laws of Florida.

By:	/s/ Steven Frye
Steven Frye President, Chief Executive Officer,Director and Chief Financial Officer